EXHIBIT 4.29

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (this “Agreement”) is executed by and among the following Parties as of February 1, 2020 in Shanghai, the People’s Republic of China (“China” or the “PRC”):

(1) Yimi Education Technology (Shanghai) Co., Ltd., a limited liability company validly existing under the laws of the PRC, with its registered address at Room 601-16, Building 1-A, No. 3000 Longdong Avenue, China (Shanghai) Pilot Free Trade Zone (“Pledgee”);

(2) Xiangyuan (Shanghai) Education Technology Co., Ltd., a limited liability company validly existing under the laws of the PRC, with its registered address at Room 301, Building 1, No. 2143 North Zhongshan Road, Putuo District, Shanghai (“Company”);

(3) Shanghai OneSmart Education Technology Group Co., Ltd., a limited liability company validly existing under the laws of the PRC, with its registered address at Room 2637, 2/F, No. 3 Xuanhua Road, Changning District, Shanghai (“OneSmart Technology”); and

(4) Shanghai OneSmart Education Investment Co., Ltd., a limited liability company validly existing under the laws of the PRC, with its registered address at Room 118, Building 20, No. 1-42, Lane 83, North Hongxiang Road, Wanxiang Town, Pudong New Area (“OneSmart Investment”, together with OneSmart Technology collectively as the “Pledgors”).

In this Agreement, each of the Pledgee, the Pledgors and the Company shall be hereinafter referred to as a “Party” individually, and as the “Parties” collectively.

Whereas:

1． Each of the Pledgors is a shareholder of record of the Company. They legally hold 100% equity interests in the Company in aggregate, representing RMB10,000,000 (ten million) in the registered capital of the Company. To be specific, OneSmart Technology holds 90% equity interests in the Company, representing RMB9,000,000 (nine million) in the registered capital thereof, while OneSmart Investment holds 10% equity interests in the Company, representing RMB1,000,000 (one million) in the registered capital thereof;

2． The Company acknowledges the respective rights and obligations of the Pledgors and the Pledgee under this Agreement, and intends to provide any necessary assistance in registering the Pledge (as defined below);

3． The Pledgee is a wholly foreign-owned enterprise registered in China. The Pledgee and the Company have executed an Exclusive Business Cooperation Agreement (as defined below); the Pledgee, the Pledgors and the Company have executed an Exclusive Option Agreement (as defined below); each of the Pledgors has executed a Power of Attorney (as defined below) in favor of the Pledgee;

4． To ensure that the Company and the Pledgors fully perform their obligations under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement and the Power of Attorney, the Pledgors hereby pledge to the Pledgee all of the equity interests that the Pledgors hold in the Company as security for the Company’s and the Pledgors’ performance of their respective obligations under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement and the Power of Attorney.

To perform the provisions of the Transaction Documents (as defined below), the Parties agree to execute this Agreement upon the following terms.

1.     Definitions

Unless otherwise provided herein, the terms below shall have the following meanings:

1.1     Pledge: shall refer to the security interest granted by the Pledgors to the Pledgee pursuant to Section 2 of this Agreement, i.e., the right of the Pledgee to be paid in priority with the Equity Interest based on the monetary valuation that such Equity Interest is converted into or from the proceeds from the auction or sale of the Equity Interest.

1.2     Equity Interest: shall refer to the 100% equity interests in the Company currently held by the Pledgors, representing RMB10,000,000 in the registered capital of the Company, and all of the equity interests legally acquired by the Pledgors in the Company thereafter.

1.3     Term of the Pledge: shall refer to the term set forth in Section 3 of this Agreement.

1.4     Transaction Documents: shall refer to the Exclusive Business Cooperation Agreement executed by and between the Company and the Pledgee on February 1, 2020 (the “Exclusive Business Cooperation Agreement”), the Exclusive Option Agreement executed by and among the Company, the Pledgee and the Pledgors on February 1, 2020 (the “Exclusive Option Agreement”), and the Power of Attorney executed on February 1, 2020 by each of the Pledgors (the “Power of Attorney”) and any modification, amendment and restatement to the aforementioned documents.

1.5     Contract Obligations: shall refer to all the obligations of the Pledgors under the Exclusive Option Agreement, the Power of Attorney and this Agreement; all the obligations of the Company under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement and this Agreement.

1.6     Secured Indebtedness: shall refer to all the direct, indirect and derivative losses and losses of anticipated profits, suffered by the Pledgee, incurred as a result of any Event of Default on the part of the Pledgors and/or the Company under the Transaction Documents. The amount of such losses shall be calculated based on such factors as the reasonable business plan and profit forecast of the Pledgee, the consulting and service fees payable to the Pledgee under the Exclusive Business Cooperation Agreement, damages and relevant fees under the Transaction Documents, all expenses occurred by the Pledgee in connection with enforcement of the Pledgors’ and/or the Company’s Contract Obligations, etc.

1.7     Event of Default: shall refer to any of the circumstances set forth in Section 7 of this Agreement.

1.8     Notice of Default: shall refer to the notice issued by the Pledgee in accordance with this Agreement declaring an Event of Default.

2.     Pledge

2.1     The Pledgors agree to pledge all the Equity Interest as security for performance of the Contract Obligations and payment of the Secured Indebtedness under this Agreement. The Company hereby assents that the Pledgors pledge the Equity Interest to the Pledgee pursuant to this Agreement.

2.2     During the Term of the Pledge, unless prohibited by the applicable laws and regulations, the Pledgee is entitled to receive dividends distributed on the Equity Interest. Without the prior written consent of the Pledgee, the Pledgors shall not receive dividends distributed on the Equity Interest. Dividends received by the Pledgors on Equity Interest after the deduction of relevant taxes paid by the Pledgors shall be, as required by the Pledgee, (1) deposited into an account designated and supervised by the Pledgee and used to secure the Contract Obligations and pay the Secured Indebtedness prior and in preference to making any other payment; or (2) to the extent not prohibited by the applicable PRC laws, unconditionally donated to the Pledgee or any other person designated by the Pledgee in the manner permitted by the PRC laws.

2.3     The Pledgors may subscribe for a capital increase in the Company only with prior written consent of the Pledgee. Any additional equity interest obtained by the Pledgors as a result of the Pledgors’ subscription of the increased registered capital of the Company shall also be deemed as Equity Interest, and the Parties shall enter into further equity pledge agreement for this purpose and complete registration of the pledge of such additional equity interest.

2.4     In the event that the Company is required by PRC law to be liquidated or dissolved, any interest distributed to the Pledgors upon the Company’s dissolution or liquidation shall, upon the request of the Pledgee, be (1) deposited into an account designated and supervised by the Pledgee and used to secure the Contract Obligations and pay the Secured Indebtedness prior and in preference to make any other payment; or (2) to the extent not prohibited by PRC laws, unconditionally donated to the Pledgee or any other person designated by the Pledgee in the manner permitted by the applicable PRC laws.

3.     Term of the Pledge

3.1     The Pledge shall become effective on such date when the pledge of the Equity Interest contemplated herein is registered with the relevant administration for industry and commerce (the “AIC”). The Pledge shall remain effective until all Contract Obligations have been fully performed and all Secured Indebtedness has been fully paid. The Pledgors and the Company shall (1) register the Pledge in the shareholders’ register of the Company within 3 business days following the execution of this Agreement, and (2) submit an application to the AIC for the registration of the Pledge of the Equity Interest contemplated herein within thirty (30) days following the execution of this Agreement. The Parties covenant that for the purpose of registration of the Pledge, the Parties hereto and all other shareholders of the Company shall submit to the AIC this Agreement or an equity interest pledge contract in the form required by the AIC at the location of the Company which shall truly reflect the information of the Pledge hereunder (the “AIC Pledge Contract”). For matters not specified in the AIC Pledge Contract, the Parties shall be bound by the provisions of this Agreement. The Pledgors and the Company shall submit all necessary documents and complete all necessary procedures, as required by the relevant PRC laws and regulations and the competent AIC, to ensure that the Pledge of the Equity Interest shall be registered with the AIC as soon as possible after submission for filing.

3.2     During the Term of the Pledge, in the event the Pledgors and/or the Company fail/fails to perform the Contract Obligations or pay Secured Indebtedness, the Pledgee shall have the right, but not the obligation, to exercise the Pledge in accordance with the provisions of this Agreement.

4.     Custody of Records for Equity Interest subject to the Pledge

4.1     During the Term of the Pledge set forth in this Agreement, the Pledgors shall deliver to the Pledgee’s custody the capital contribution certificate for the Equity Interest and the shareholders’ register containing the Pledge within one week from the execution of this Agreement. The Pledgee shall have custody of such documents during the entire Term of the Pledge set forth in this Agreement.

5.     Representations and Warranties of the Pledgors and the Company

As of the execution date of this Agreement, each of the Pledgors and the Company hereby represents and warrants to the Pledgee, severally but not jointly, that:

5.1     The Pledgors are the sole legal and beneficial owner of the Equity Interest. The Pledgee shall have the right to dispose of and transfer the Equity Interest in accordance with the provisions set forth in this Agreement.

5.2     Each of the Pledgors and the Company has the power, capacity and authority to execute and deliver this Agreement, and to perform their obligations under this Agreement. This Agreement constitutes the Pledgors’ and the Company’s legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions thereof.

5.3     Except for the Pledge, the Pledgors have not placed any security interest or other encumbrance on the Equity Interest.

5.4     The Pledgors and the Company have obtained any and all approvals and consents from the applicable government authorities and third parties (if required) for the execution, delivery and performance of this Agreement.

5.5     The execution, delivery and performance of this Agreement will not: (i) violate any relevant PRC laws; (ii) conflict with the Company’s articles of association or other constitutional documents; (iii) result in any breach of or constitute any default under any contract or document to which it is a party or by which it is otherwise bound; (iv) result in any violation of any condition for the grant and/or maintenance of any permit or approval granted to any Party; or (v) cause any permit or approval granted to any Party to be suspended, cancelled or attached with additional conditions.

6.     Covenants of the Pledgors and the Company

6.1     During the term of this Agreement, both Pledgors and the Company hereby covenant to the Pledgee, severally but not jointly, that:

6.1.1    The Pledgors shall not transfer the Equity Interest, place or permit the existence of any security interest or other encumbrance on the Equity Interest or any portion thereof, without the prior written consent of the Pledgee, except for the performance of the Transaction Documents; the Company shall not assent to or assist in the aforesaid behaviors;

6.1.2    The Pledgors and the Company shall comply with and carry out all requirements under applicable laws and regulations relating to pledge, and within five (5) days of receipt of any notice, order or recommendation issued or made by the competent authorities regarding the Pledge (if any), shall present the aforementioned notice, order or recommendation to the Pledgee, and shall comply with the aforementioned notice, order or recommendation or submit objections and representations with respect to the aforementioned matters upon the Pledgee’s reasonable request or upon consent of the Pledgee;

6.1.3    Each of the Pledgors and the Company shall promptly notify the Pledgee of any event or notice received by it that may have an impact on the Equity Interest (or any portion thereof,) as well as any event or notice received by it that may have an impact on any guarantees and obligations of the Pledgors under this Agreement or the performance of obligations of the Pledgors under this Agreement;

6.1.4    The Company shall complete the registration procedures for the extension of the operation term within three (3) months prior to the expiration of such term to maintain the validity of this Agreement.

6.2     The Pledgors agree that the rights acquired by the Pledgee in accordance with this Agreement with respect to the Pledge shall not be interrupted or harmed by the Pledgors or any successors, heirs or representatives of the Pledgors or any other persons through any legal proceedings.

6.3     To protect or perfect the security interest granted by this Agreement for the Contract Obligations and Secured Indebtedness, the Pledgors hereby undertake to execute in good faith and to cause other parties who have an interest in the Pledge to execute all certificates, agreements, deeds and/or covenants required by the Pledgee. The Pledgors also undertake to perform and to cause other parties who have an interest in the Pledge to perform actions required by the Pledgee, to facilitate the exercise by the Pledgee of its rights and authority granted thereto by this Agreement, and to enter into all relevant documents regarding ownership of Equity Interest with the Pledgee or designee(s) of the Pledgee (natural persons/legal persons). The Pledgors undertake to provide the Pledgee within a reasonable time with all notices, orders and decisions regarding the Pledge that are required by the Pledgee.

6.4     The Pledgors hereby undertake to comply with and perform all guarantees, promises, agreements, representations and conditions under this Agreement. In the event of failure or partial performance of their guarantees, promises, agreements, representations and conditions, the Pledgors shall indemnify the Pledgee for all losses resulting therefrom.

7.     Event of Default

7.1     The following circumstances shall be deemed the Event of Default:

7.1.1    Any breach by the Pledgors of any obligations under the Transaction Documents and/or this Agreement.

7.1.2    Any breach by the Company of any obligations under the Transaction Documents and/or this Agreement.

7.2     Upon notice or discovery of the occurrence of any circumstances or event that may lead to the aforementioned circumstances described in Section 7.1, the Pledgors and the Company shall immediately notify the Pledgee in writing accordingly.

7.3     Unless an Event of Default set forth in Section 7.1 has been successfully resolved to the Pledgee’s satisfaction within twenty (20) days after the Pledgee delivers a notice to the Pledgors and/or the Company requesting rectification of such Event of Default, the Pledgee may issue a Notice of Default to the Pledgors in writing at any time thereafter, demanding the immediate exercise of the Pledge in accordance with the provisions of Section 8 of this Agreement.

8.     Exercise of the Pledge

8.1     The Pledgee shall issue a written Notice of Default to the Pledgors when it exercises the Pledge.

8.2     Subject to the provisions of Section 7.3, the Pledgee may exercise the right to enforce the Pledge at any time after the issuance of the Notice of Default in accordance with Section 8.1.

8.3     After the Pledgee issues a Notice of Default to the Pledgors in accordance with Section 8.1, the Pledgee may exercise any remedy measure under the applicable PRC laws, the Transaction Documents and this Agreement, including but not limited to being paid in priority with the Equity Interest based on the monetary valuation that such Equity Interest is converted into or from the proceeds from the auction or sale of the Equity Interest. The Pledgee shall not be liable for any loss incurred by its duly exercise of such rights and powers.

8.4     The proceeds from the exercise of the Pledge by the Pledgee shall be used to pay for the taxes and expenses incurred as a result of disposing the Equity Interest and to perform the Contract Obligations and pay the Secured Indebtedness to the Pledgee prior and in preference to any other payment. After the payment of the aforementioned amounts, the remaining balance shall be returned to the Pledgors or any other person who have rights to such balance under applicable laws or be deposited to the local notary public office where the Pledgors reside, with all expenses incurred being borne by the Pledgors. To the extent not prohibited by the applicable PRC laws, the Pledgors shall unconditionally donate the aforementioned proceeds to the Pledgee or any other person designated by the Pledgee in the manner permitted by the PRC laws.

8.5     The Pledgee may exercise any remedy measure available to it simultaneously or in any order. The Pledgee may exercise the priority right in compensation based on the monetary valuation that such Equity Interest is converted into or with the proceeds from the auction or sale of the Equity Interest under this Agreement, without being required to exercise any other remedy measure first.

8.6     The Pledgee is entitled to designate an attorney or other representatives to exercise the Pledge on its behalf, and the Pledgors or the Company shall not raise any objection to such exercise.

8.7     When the Pledgee disposes of the Pledge in accordance with this Agreement, the Pledgors and the Company shall provide the necessary assistance to enable the Pledgee to enforce the Pledge in accordance with this Agreement.

9.     Breach of Agreement

9.1     If any of the Pledgors or the Company materially breaches any provision under this Agreement, or fails to perform, performs incompletely or delays to perform any obligation under this Agreement, it shall constitute a breach under this Agreement on the part of the Pledgors or the Company (as the case may be). The Pledgee is entitled to require the Pledgors or the Company to make rectification or take remedial measures. If within ten (10) days after the Pledgee delivers a written notice to the Pledgors or the Company and requires for rectification (or within any other reasonable period required by the Pledgee), the Pledgors or the Company (as the case may be) fails to make rectification or take remedial measures, the Pledgee is entitled to, at its sole discretion, (1) terminate this Agreement and require the Pledgors or the Company (as the case may be) to compensate all the losses; or (2) require specific performance of the obligations of the Pledgors or the Company (as the case may be) under this Agreement and require the Pledgors or the Company (as the case may be) to compensate all the losses. This Section shall not prejudice any other rights of the Pledgee under this Agreement.

9.2     The Pledgors or the Company shall not have any right to terminate this Agreement unilaterally in any event unless otherwise required by the applicable laws.

10.   Assignment

10.1   Without the Pledgee’s prior written consent, neither the Pledgors nor the Company shall assign or delegate their rights and obligations under this Agreement.

10.2   This Agreement shall be binding on the Pledgors and their successors, heirs (including who inherited the Equity Interest) and permitted assigns, and shall be valid with respect to the Pledgee and each of its successors, heirs and permitted assigns.

10.3   At any time, the Pledgee may assign any and all of its rights and obligations under the Transaction Documents and this Agreement to its designee(s), in which case the assignee shall have the rights and obligations of the Pledgee under the Transaction Documents and this Agreement, as if it were the original party to the Transaction Documents and this Agreement.

10.4   In the event of change of the Pledgee due to assignment, the Pledgors and/or the Company shall, at the request of the Pledgee, execute a new pledge agreement with the new pledgee on the same terms and conditions as this Agreement, and register the same with the competent AIC.

10.5   The Pledgors and the Company shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by the Parties hereto or any of them, including the Transaction Documents, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof. Any remaining rights of the Pledgors with respect to the Equity Interest pledged hereunder shall not be exercised by the Pledgors except in accordance with the written instructions of the Pledgee.

11.   Termination

11.1   Upon the fulfillment of all Contract Obligations and the full payment of all Secured Indebtedness by the Pledgors and the Company, the Pledgee shall release the Pledge under this Agreement upon the Pledgors’ request as soon as reasonably practicable and shall assist the Pledgors in de-registering the Pledge from the shareholders’ register of the Company and with the relevant AIC.

11.2   The provisions under Sections 9, 13, 14 and this Section 11.2 of this Agreement shall survive the expiration or termination of this Agreement.

12.   Handling Fees and Other Expenses

All fees and out of pocket expenses relating to this Agreement, including but not limited to legal costs, costs of production, stamp tax and any other taxes and fees, shall be borne by the Company.

13.   Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each Party shall maintain the confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

14.   Governing Law and Resolution of Disputes

14.1   The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

14.2   In the event of any dispute with respect to the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute, either Party may submit the relevant dispute to China International Economic and Trade Arbitration Commission for arbitration, in accordance with the arbitration rules of such arbitration commission effective at that time. The place of the hearing of the arbitration shall be Shanghai. The arbitration award shall be final and binding on the Parties.

14.3   Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

15.   Notices

All notices and other communications required to be given pursuant to this Agreement or otherwise given in connection with this Agreement shall be delivered personally, or sent by registered mail, prepaid postage, a commercial courier service, facsimile transmission or email to the address of such Party set forth below. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

15.1.1   Notices given by personal delivery shall be deemed effectively given on the date of receipt at the address set forth below, or the date on which such notices are placed at the address set forth below

15.1.2   Notices given by courier service, registered mail or prepaid postage shall be deemed effectively given on the date of receipt, refusal or return for any reason at the address set forth below;

15.1.3   Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission to the Fax no. set forth below (as evidenced by an automatically generated confirmation of transmission).  Notices given by email shall be deemed effectively given on the date of successful transmission, provided that the sending Party has received a system message indicating successful transmission or has not received a system message within 24 hours indicating failure of delivery or return of email.

15.1   For the purpose of notices, the addresses of the Parties are as follows:

Pledgee:     Yimi Education Technology (Shanghai) Co., Ltd.

Address:    [***]

Attn:          [***]

Email:        [***]

Pledgor:     Shanghai OneSmart Education Technology Group Co., Ltd.

Address:    [***]

Attn:          [***]

Email:        [***]

Pledgor:     Shanghai OneSmart Education Investment Co., Ltd.

Address:    [***]

Attn:          [***]

Email:        [***]

Company:  Xiangyuan (Shanghai) Education Technology Co., Ltd.

Address:    [***]

Attn:          [***]

Email:        [***]

15.2   Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms of this Section.

16.   Severability

In the event that one or several of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect.  The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

17.   Attachments

The attachments set forth herein shall be an integral part of this Agreement.

18.   Effectiveness and Amendments

18.1   This Agreement shall become effective upon execution by the Parties, until the Contract Obligations have been fully performed and the Secured Indebtedness have been fully paid.

18.2  Any amendment, change and supplement to this Agreement shall be made in writing by all of the Parties. Any amendment agreement and supplementary agreement duly executed by the Parties hereto with regard to this Agreement shall constitute an integral part of this Agreement, and shall have equal legal validity as this Agreement.

19.   Copies

The number of copies of this Agreement to be executed is not limited.

The Remainder of this page is intentionally left blank

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first above written.

Pledgee:     Yimi Education Technology (Shanghai) Co., Ltd. (Seal)

By:             /s/ Ke Jinshu

Name:        Ke Jinshu

Title:          Authorized Representative

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first above written.

Company: Xiangyuan (Shanghai) Education Technology Co., Ltd. (Seal)

By:             /s/ Ke Jinshu

Name:        Ke Jinshu

Title:          Legal Representative

Pledgor:     Shanghai OneSmart Education Technology Group Co., Ltd. (Seal)

By:             /s/ Ke Jinshu

Name:        Ke Jinshu

Title:          Legal Representative

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first above written.

Pledgor:     Shanghai OneSmart Education Investment Co., Ltd. (Seal)

By:             /s/ Meng Xiaoqiang

Name:        Meng Xiaoqiang

Title:          Legal Representative

Attachment 1:

1.       Exclusive Business Cooperation Agreement；

2.       Exclusive Option Agreement；

3.       Power of Attorney.

Attachment 2

Shareholders’ Register of

Xiangyuan (Shanghai) Education Technology Co., Ltd.

1.   Name of shareholder: Shanghai OneSmart Education Technology Group Co., Ltd.
Unified social credit code: 91310105MA1FW8C215

Registered address: Room 2637, 2/F, No. 3 Xuanhua Road, Changning District, Shanghai

Capital contribution: RMB9,000,000 (paid within the period as stipulated in the articles of association)
Shareholding percentage: 90%

Capital contribution certificate no.: 001

90% equity interests in Xiangyuan (Shanghai) Education Technology Co., Ltd. held by Shanghai OneSmart Education Technology Group Co., Ltd. are pledged to Yimi Education Technology (Shanghai) Co., Ltd. in whole.

2.   Name of shareholder: Shanghai OneSmart Education Investment Co., Ltd.
Unified social credit code: 913101153231713733

Registered address: Room 118, Building 20, No. 1-42, Lane 83, North Hongxiang Road, Wanxiang Town, Pudong New Area
Capital contribution: RMB1,000,000 (paid within the period as stipulated in the articles of association)

Shareholding percentage: 10%

Capital contribution certificate no.: 002

10% equity interests in Xiangyuan (Shanghai) Education Technology Co., Ltd. held by Shanghai OneSmart Education Investment Co., Ltd. are pledged to Yimi Education Technology (Shanghai) Co., Ltd. in whole.